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EXHIBIT 5.2

[Bradley Arant Rose & White LLP Letterhead]

July 8, 2002

Regal Cinemas Corporation
7132 Regal Lane
Knoxville, TN 37918

Hogan & Hartson L.L.P.
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, CO 80202

Ladies and Gentlemen:

        We have acted as special local counsel to Regal Cinemas Corporation, a Delaware corporation (the "Company"), solely for the purpose of delivering this opinion in connection with the proposed issuance by each of R.C. Cobb, Inc. and Cobb Finance Corp. (collectively, the "Specified Guarantors"), each of which is a corporation organized and existing under the laws of the State of Alabama and an indirect subsidiary of the Company (collectively, the "Specified Guarantors"), of guarantees (the "Exchange Guarantees") of up to $350,000,000 in aggregate principal amount of the Company's Series B 9? % Senior Subordinated Notes due 2012 (the "Exchange Notes") which are to be issued in accordance with the terms of the Indenture (as defined below) and pursuant to the Company's Registration Statement on Form S-4 originally filed with the Securities and Exchange Commission on May 9, 2002 (Reg. No. 333-87930), as amended (the "Registration Statement").

        The opinions expressed herein are for the Company's benefit in connection with the Registration Statement and for the benefit of Hogan & Hartson L.L.P. ("Hogan & Hartson") in connection with the opinion letter it will furnish to the Company to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

        In connection with the opinions expressed below, we have examined and relied on originals or copies (certified or otherwise identified to our satisfaction) of the following:

        (i)    the Indenture dated January 29, 2002 (the "Original Indenture") by and among the Company, the Specified Guarantors, the other guarantors party thereto and U.S. Bank National Association, as trustee (the "Trustee");

        (ii)  the First Supplemental Indenture dated April 17, 2002 by and among the Company, the Specified Guarantors, the other guarantors party thereto and the Trustee (the "First Supplemental Indenture");

        (iii)  the Second Supplemental Indenture dated April 17, 2002 by and among the Company, certain guarantors party thereto (not including the Specified Guarantors) and the Trustee (the "Second Supplemental Indenture", the Original Indenture, the First Supplemental Indenture and the Second Supplemental Indenture being sometimes collectively referred to as the "Indenture");

        (iv)  such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Specified Guarantors (and we have made such inquiries of such officers and representatives), as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied with the Company's and Hogan & Hartson's consent and without further investigation upon certificates or statements of government officials, upon certificates or comparable documents of officers and representatives of the Company and the Specified Guarantors and have assumed that such certificates and statements were true and correct as of the date made and remain true and correct through the date hereof.

        In rendering the opinions expressed below, we have assumed, with respect to all of the transactions and documents referred to herein:

          (i)    that all of the parties to such documents other than the Specified Guarantors are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform their obligations under such documents;

          (ii)  that such documents have been duly authorized, executed and delivered by all parties thereto other than the Specified Guarantors, and constitute the legal, valid and binding obligations of all parties thereto other than the Specified Guarantors;

          (iii)  that none of the parties (other than the Specified Guarantors) to the Indenture is transacting business in the State of Alabama unless it is properly registered or qualified to transact business in the State of Alabama or exempt from such registration or qualification;

          (iv)  that (a) the transactions contemplated by the Indenture, including, without limitation, the issuance of the Exchange Notes and the Exchange Guarantees, do not violate or otherwise conflict with the terms of the Plan (as hereinafter defined) or the Confirmation Order (the "Confirmation Order") of the United States Bankruptcy Court for the Middle District of Tennessee (the "Bankruptcy Court") confirming the Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Plan") of Regal Cinemas, Inc. and its direct and indirect subsidiaries in Case No. 301-11305, (b) the Specified Guarantors are permitted under the Confirmation Order and the Plan to enter into the Indenture, to consummate the transactions contemplated therein, including, without limitation, the issuance of the Exchange Guarantees, and to perform their respective obligations under the Indenture and (c) the Confirmation Order remains in full force and effect and has not been modified amended, withdrawn, reversed, stayed or rescinded, and no further order, authorization or approval of the Bankruptcy Court is required under the Plan or applicable law for the Specified Guarantors to enter into the Indenture and to consummate the transactions contemplated therein, including, without limitation, the issuance of the Exchange Guarantees;

          (v)  that the substantive consolidation of the Specified Guarantors with the other Debtors, as defined in the Plan, in the manner described in the Plan and the Confirmation Order, does not impair or otherwise affect the status of the Specified Guarantors as corporations separate and distinct from other entities under applicable Alabama law; and

          (vi)  that the Specified Guarantors have received adequate consideration and value in exchange for incurring the obligations and liabilities imposed on them by or in connection with the Indenture, including, without limitation, the obligation to issue the Exchange Guarantees.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

          1.    Based solely upon the certificates issued by the Alabama Secretary of State attached hereto as Exhibits A-1 and A-2 and the certificates issued by the Alabama Department of Revenue attached hereto as Exhibits B-1 and B-2, each of the Specified Guarantors is a corporation validly existing and in good standing under the laws of the State of Alabama.

          2.    The execution, delivery and performance of the Original Indenture and the First Supplemental Indenture by each of the Specified Guarantors were duly authorized by all necessary corporate action on the part of each of the Specified Guarantors.

          3.    Each of the Specified Guarantors duly executed and delivered the Original Indenture and the First Supplemental Indenture.

          4.    The execution, delivery and performance of the Exchange Guarantees by each of the Specified Guarantors have been duly authorized by all necessary corporate action on the part of each of the Specified Guarantors.

        The foregoing opinions are subject to the following limitations and qualifications:

          A.    We express no opinion as to the validity or enforceability of the Indenture or the Exchange Guarantees, any provisions of either thereof, or any other agreement by or against any person.

          B.    We express no opinion as to (i) the existence, adequacy, payment or receipt of consideration or value or (ii) the title to any property of the Specified Guarantors.

          C.    We express no opinion with respect to whether the execution, delivery and performance of either the Indenture or the Exchange Guarantees violates, conflicts with or causes as default under, or will violate, conflict with or cause a default under, the provisions of any indenture, instrument or agreement to which any such Specified Guarantor is a party or is subject or by which it or any of its property is bound.

          D.    We express no opinion as to any matters regarding state or federal tax law and have not considered and express no opinion regarding any federal or state securities or blue sky laws or regulations.

          E.    We call to the Company's and Hogan & Hartson's attention the fact that any person which exercises in Alabama any of the rights or remedies provided in the Indenture, the Exchange Guarantees or any other agreement or instrument may need to qualify to do business in the State of Alabama before exercising such rights or remedies.

        The foregoing opinions are limited to matters involving the law of the State of Alabama, and we do not express any opinion as to federal laws (including, without limitation, federal bankruptcy law) or the laws of any other state or jurisdiction, or to any local laws, ordinances or rules of any municipality, county or political subdivision of the State of Alabama.

        The opinions expressed herein are rendered for the benefit of the Company and Hogan & Hartson in connection with the Registration Statement, the Indenture, the Exchange Notes and the Exchange Guarantees. These opinions are rendered as of the date hereof, and we assume no obligation to advise the Company, Hogan & Hartson or any other party of facts, circumstances, events or developments which may be brought to our attention after the date hereof and which may alter, affect or modify those opinions.

Yours very truly /s/ Bradley Avant Rose & White LLP

EXHIBIT A-1

[Certificate of Existence of R.C. Cobb, Inc. Issued by Secretary of State of Alabama
dated June 27, 2002]

EXHIBIT A-2

[Certificate of Existence of Cobb Finance Corp. Issued by Secretary of State of Alabama
dated June 27, 2002]

EXHIBIT B-1

[Certificate of Good Standing of R.C. Cobb, Inc. Issued by State of Alabama Department
of Revenue dated June 28, 2002]

EXHIBIT B-2

[Certificate of Good Standing of Cobb Finance Corp. Issued by State of Alabama
Department of Revenue dated June 28, 2002]

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  EXHIBIT 5.2